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                                                         EXHIBIT 15.1


Securities and Exchange Commission
450 Fifth Street,  N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 12, 2000 on our review of the interim financial information of Life Technologies, Inc. as of June 30, 2000 and for the three-month and six-month periods ended June 30, 2000 and 1999 included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2000, and our report dated April 11, 2000 on our review of the interim financial information of the Life Technologies, Inc. as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2000, are incorporated by reference in this Registration Statement on Form S-3 of Invitrogen Corporation.

Very truly yours,



/s/ PricewaterhouseCoopers LLP

McLean, Virginia
December 26, 2000